Item 77I Deutsche Unconstrained Income Fund
(a series of Deutsche Income Trust)

Class R6 shares for Deutsche Unconstrained Income
Fund (formerly DWS Unconstrained Income Fund) became effective on August 25, 2014. Institutional
Class shares for Deutsche Unconstrained Income
Fund became effective on November 3, 2014. Class
R6 shares are sold solely to participants in certain retirement plans, without a front-end sales load, a CDSC, a distribution fee or a service fee.





 For internal use only
S:\Shared\Financial Reporting\Deam\Production\2014\10.2014\N-
SAR\N-SAR Backup\Deutsche Income Trust\Exhibit 77I Deutsche
Income - Unconstrained Income R6 And Inst.Docx
 For internal use only

 For internal use only